EXHIBIT 99.1

February 20, 2009

Re: Seattle Bank Meets Risk-based Capital Requirement at January 31

Dear Seattle Bank Members,

As you know, on January 12, 2009, we announced that the Seattle Bank expected to report a risk-based capital deficiency as of December 31, 2008. Although we have not completed the final audit of our 2008 financials, we have reported to our regulator, the Federal Housing Finance Agency, that our risk-based capital was deficient by approximately $178.0 million at December 31, 2008.

We are pleased to report, however, that as of January 31, 2009, the Seattle Bank was again in compliance with its risk-based capital requirement, by approximately $149.7 million. We also continue to meet all of our other regulatory capital requirements, specifically our capital-to-assets ratio and our leverage capital ratio.

Our risk-based capital deficiency at December 31, 2008 was due primarily to the volatility in the mortgage market and its effects on our investments in private-label mortgage-backed securities. Although we have the ability and intent to hold these securities to maturity, the risk-based capital rules that apply to the Seattle Bank rely on the market value rather than the projected economic value of these securities as the measure for determining our risk-based capital requirement.

We expect that our risk-based capital requirement will continue to fluctuate while current market conditions persist, and we will continue to conservatively manage our capital. Since the Seattle Bank currently complies with all capital requirements, it is no longer under the related regulatory restrictions regarding dividends, and repurchases and redemptions of capital stock, as described in our January 12 Member News. Consequently, on February 17, 2009, the Seattle Bank redeemed, at par, the Class B stock of a former member at the end of the five-year redemption period.

We remain confident in our ability to continue to meet your liquidity and other funding needs. Please feel free to contact me, your Seattle Bank relationship manager, or any member of the Seattle Bank's senior management team with any questions or concerns.

Sincerely,

/s/ Richard M. Riccobono

Richard M. Riccobono
President and CEO

The information contained herein contains forward-looking statements. Forward-looking statements are subject to known and unknown risks and uncertainties. Actual performance or events may differ materially from that expected or implied in forward-looking statements because of many factors. Such factors may include, but are not limited to, general economic conditions (including effects on, among other things, mortgage-based securities), the bank's ability to maintain adequate capital levels, changes in our membership profile or the withdrawal of one or more large members and changes in relationships with former members, demand for advances, changes in projected business volumes, business and capital plan adjustments and amendments, changes in the bank's management and Board of Directors, regulatory actions or approvals, competitive pressure from other Federal Home Loan Banks and alternative funding sources, accounting adjustments or requirements, interest-rate volatility, our ability to appropriately manage our cost of funds, the cost-effectiveness of our funding, hedging and asset-liability management activities, and shifts in demand for our products and consolidated obligations. Additional factors are discussed in the Seattle Bank's 2008 quarterly reports on Form 10-Q and its 2007 annual report on Form 10-K as filed with the SEC, which are available on the Seattle Bank's Web site at www.fhlbsea.com. The Seattle Bank does not undertake to update any forward-looking statements made in this announcement.